EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Experts" and “Selected Consolidated Financial Data” and to the use of our report dated August 31, 2005, (except as to Note 10(a), as to which the date is XXX, 2005) in this Registration Statement on Form F-1 No.     and related Prospectus of Incredimail Ltd. for the registration of 2,875,000 of its ordinary shares.

Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global	Tel-Aviv, Israel XXX, 2005

The foregoing consent is in the form that will be signed upon completion of the share split effected as share dividend described in Note 10(a) to the financial statements.

/s/ Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global	Tel-Aviv, Israel October 21, 2005